As Filed With the Securities and Exchange Commission on January 13, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LOMBARD MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Lombard Medical, Inc.
6440 Oak Canyon Road
Suite 260
Irvine, CA 92618
(949) 379-3750
(Name, address, including zip code, and telephone number, including area code of registrant’s principal executive offices and agent for service)

Copy to:
Peter J. Ekberg
Barnes & Thornburg LLP
225 South Sixth Street
Suite 2800
Minneapolis, MN 55402-4662
(612) 367-8785

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value $0.01 per share	3,700,000 shares	$0.89	$3,274,500	$330

(1)
The Registrant is hereby registering for resale 3,700,000 ordinary shares issued to the former stockholders and certain former executive officers of Altura Medical, Inc. (“Altura”) (including 575,000 of our ordinary shares being held in escrow) pursuant to the terms of that certain Agreement and Plan of Merger by and among the Registrant, Altura and the various other parties named therein (the “Merger Agreement”) on the closing date of the merger transaction contemplated by the Merger Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of ordinary shares as may be issuable with respect to the shares being issued hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices of the Registrant’s ordinary shares as reported on The NASDAQ Global Market on January 12, 2016, which was $0.89 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, dated January 13, 2016
LOMBARD MEDICAL, INC.
3,700,000 Ordinary Shares
This prospectus relates to the offer and sale from time to time of up to 3,700,000 of ordinary shares, $0.01 par value, of Lombard Medical, Inc. (the “Company”), that may be offered for sale by certain of our current and potential future shareholders named in this prospectus, who we refer to herein as the selling shareholders. Such shares include 3,700,000 shares of our outstanding ordinary shares (including 575,000 shares of our outstanding ordinary shares being held in escrow) that we issued to the former stockholders and certain former executive officers of Altura Medical, Inc. (“Altura”), subject to certain lock-up provisions, applicable to certain selling shareholders, at the closing of the merger of Delta Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, with and into Altura (the “Merger”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 30, 2015 (the “Merger Agreement”), by and among us, Merger Sub and the various other parties to the Merger Agreement.
The selling shareholders may sell our ordinary shares described in this prospectus in public or private transactions, on or off the NASDAQ Global Market, at prevailing market prices, or at privately negotiated prices. The selling shareholders may sell our ordinary shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. We will not receive any proceeds from the selling shareholders’ sale of our ordinary shares offered pursuant to this prospectus. We have agreed to bear the expenses in connection with the registration and sale of our ordinary shares offered by the selling shareholders and to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See the section in this prospectus titled “Plan of Distribution” for additional information about how the selling shareholders may conduct sales of our ordinary shares offered by this prospectus.
Our ordinary shares currently are traded on the NASDAQ Global Market under the symbol “EVAR.” On January 12, 2016, the closing price of our ordinary shares was $0.76 per share.
Investing in our ordinary shares involves a high degree of risk. You should review the section entitled “Risk Factors” beginning on page 3 of this prospectus to read about the risks you should consider carefully before deciding to purchase our ordinary shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 13, 2016.
TABLE OF CONTENTS
ABOUT LOMBARD MEDICAL, INC.	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	5
PRICE RANGE OF OUR ORDINARY SHARES	32
USE OF PROCEEDS	32
CAPITALIZATION AND INDEBTEDNESS	33
SELLING SHAREHOLDERS	33
PLAN OF DISTRIBUTION	34
DESCRIPTION OF SECURITIES TO BE REGISTERED	36
LEGAL MATTERS	36
EXPERTS	36
WHERE YOU CAN FIND MORE INFORMATION	37
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	37
ENFORCEABILITY OF CIVIL LIABILITIES	38
INFORMATION NOT REQUIRED IN PROSPECTUS	I
SIGNATURES	43
POWER OF ATTORNEY	43
EXHIBIT INDEX	44

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, the ordinary shares are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the ordinary shares.

ABOUT LOMBARD MEDICAL, INC.
Overview
We are a Cayman Islands exempted company with limited liability incorporated on January 16, 2014 and resident in the United Kingdom for tax purposes. Prior to April 30, 2014, we conducted our business through Lombard Medical Technologies plc and its subsidiaries. On April 30, 2014 we effected a change of domicile pursuant to which Lombard Medical Technologies plc became a wholly-owned subsidiary of Lombard Medical, Inc., a newly formed Cayman Islands exempted company with limited liability. More comprehensive information about our products and us is available through our website at www.lombardmedical.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it a part of this prospectus. Our head office is located at 6440 Oak Canyon Road, Irvine, California, 92618, and our telephone number is (949) 379-3750.
Our Business
We are a medical technology company specializing in developing, manufacturing, and marketing endovascular stent-grafts that address significant unmet needs in the repair of aortic aneurysms. Our lead product, Aorfix, is the only abdominal aortic aneurysm (AAA) stent-graft approved by the United States Food and Drug Administration, or FDA, and Japanese Ministry for Labor, Health and Welfare for the treatment of AAAs with angulation at the neck of the aneurysm of up to 90 degrees.
An AAA is a balloon-like enlargement of the aorta in the abdominal cavity which, if left untreated, may rupture. Most ruptured AAAs are fatal. According to iData Research, Inc. AAAs are the thirteenth leading cause of death in the United States and the tenth leading cause of death in U.S. men aged 65 years and older. AAAs are currently treated either through invasive and traumatic open surgical repair or through less invasive endovascular aortic repair, or EVAR. According to data produced by Medtech Ventures, the worldwide EVAR market was estimated to be approximately $1.4 billion in 2013, with the U.S. market estimated at approximately $680 million according to iData Research, Inc. According to Medtech Ventures, it is estimated that more than 500,000 AAA patients are diagnosed annually in the developed world, with 200,000 of such patients receiving treatment. According to iData Research, Inc. in the United States alone, each year, approximately 200,000 patients are diagnosed with an AAA.
According to Medtech Ventures, approximately 20% of all AAA patients have aneurysms with neck angulation greater than 60 degrees, which we refer to as high angle neck anatomy. There are no EVAR devices other than Aorfix approved by the FDA to treat AAAs with high angle neck anatomy. Our U.S. Pythagoras study data suggests that an additional approximately 10% of AAA patients with neck angulation less than 60 degrees have moderate or severe tortuosity, which is an abnormality of shape or path in the iliac arteries that branch off the aorta into the legs. Our data indicates that Aorfix can substantially reduce complication and re-intervention rates in this AAA patient group. We plan to initially focus on these two groups, the 20% of all AAA patients for which we have the only FDA-approved product, and the additional 10% of all AAA patients where we believe Aorfix will demonstrate superior performance to other FDA-approved EVAR devices.
We also believe we may in the future successfully penetrate the broader AAA market. We believe data on Aorfix show complication rates in patients whose aneurysms have neck angulation of 60 degrees or less, which we refer to as low angle neck anatomy, that are comparable to those of other FDA-approved EVAR devices in such patients. Clinicians in the United States may prefer to use only one device, Aorfix, to treat a broad range of AAA patients.
Unlike all other commercially approved stent-grafts in the United States, most of which use z-shaped, multi-linked stents to support the graft, Aorfix’s self-expanding stent is formed from a single, continuous wire made of nitinol, an alloy of nickel and titanium, attached to a proprietary woven polyester graft. This design makes Aorfix highly flexible, which we believe gives Aorfix an advantage over other FDA-approved EVAR devices, particularly in the treatment of the AAA patients with high angle neck anatomy and iliac tortuosity. We supply Aorfix pre-loaded into a delivery system, Aorflex, which is designed for accurate placement of Aorfix in the abdominal aorta. Once Aorfix is properly placed within the abdominal aorta, it provides a conduit for blood flow, thereby relieving pressure within the weakened or “aneurysmal” section of the vessel wall, which greatly reduces the potential for the AAA to rupture.
We formally launched Aorfix in the U.S. in November 2013 and are currently marketing Aorfix in the United States through our direct sales force. Our U.S. marketing efforts are initially focused on physicians treating AAA patients at the top 300 U.S. EVAR centers at which over 50% of U.S. EVAR procedures are performed annually. Outside of the United States, we market Aorfix through our direct sales forces in Germany and the United Kingdom and through a number of country-exclusive distribution agreements with partners in other European Union countries, Latin America and Asia. We received regulatory approval to market Aorfix in Japan in August 2014.
We continue to make progress in the area of new product development and in May 2015 we opened our new corporate headquarters in Irvine California. The new facility houses, among other departments, an Innovation and Development function. In late 2015, we submitted a Regulatory supplement to the FDA for approval of our next generation delivery system, which will include reduced device profile and an integrated sheath to reduce vessel trauma. We have also made significant progress toward expanding the size range of Aorfix, thereby addressing the needs of patients with AAAs having aortic neck diameters either too large or too small for the current product size range. In February 2015, the FDA approved The Aorfix™ Plus stent graft range with proximal neck diameters up to 36mm. In June 2015 we launched a 34mm Aorfix™ Plus stent graft in the US.
With the acquisition in July 2015 of Altura Medical, Inc., a privately-held medical device company (“Altura”), we plan to market and sell the Altura product an ultra-low profile (14f) AAA stent graft indicated for standard anatomies which received CE Mark in 2015.  Lombard plans to launch the product in Europe in January 2016 with a broader international roll-out later in the same year. In the U.S., the Altura product is not yet approved; however, Lombard intends to file for an Investigational Device Exemption (IDE) from the U.S. FDA in 2016 with the intent to begin recruitment for a U.S. clinical study later in 2016.
The combination of Altura’s technology with our flagship Aorfix platform creates a patient driven platform that we believe will allow us to capture market share from our competitors. The Altura product offers a simple, safe, and efficient treatment option for standard AAA anatomy and will allow physicians to treat a large number of patients more efficiently in the future, while Aorfix offers the only on-label solution for patients with Aortic neck angulation up to 90 degrees.
Recent Developments
Acquisition of Altura Medical, Inc.
On July 30, 2015, we completed the Merger of Merger Sub with and into Altura, pursuant to the terms of the Merger Agreement. As a result of the Merger, Altura is a wholly-owned subsidiary of the Company. Upon the closing of the Merger (herein referred to as the “Acquisition”), and in accordance with the terms of the Merger Agreement, we issued an aggregate of 3,700,000 unregistered ordinary shares to the former stockholders and certain former executive officers of Altura in exchange for the shares of Altura preferred stock outstanding immediately prior to the closing of the Acquisition, other than dissenting shares. This included the delivery of an aggregate of 575,000 unregistered ordinary shares to Computershare Trust Company, N.A., in its capacity as escrow agent, to secure our rights, and the rights of certain of our affiliates and representatives, to indemnification as provided in the Merger Agreement. As a condition to the closing of the Acquisition, various former Altura preferred stockholders entered into the Lock-Up Agreement, dated July 30, 2015, with us pursuant to which they will not, without our prior approval, sell, transfer or otherwise dispose of any of our ordinary shares received at the closing of the Acquisition, which are not in escrow, during the period commencing on the closing date of the Acquisition and ending 180 days after the closing date of the Acquisition, subject to certain exceptions. Additionally, as a condition of the Lock-Up Agreement, some of the 575,000 shares which are held in escrow cannot and will not, without our prior approval, be sold, transferred or otherwise disposed of during the escrow period commencing on the closing date of the transaction and ending 365 days after the closing date of the transactions, subject to certain exceptions.

Financing
In connection with the Acquisition, we modified our $26 million secured term loan facility with Oxford Finance LLC to accelerate the draw of approximately $5.5 million from our optional $10 million near-term revenue milestone in order to finance the acquisition of Altura.  The proceeds of the debt drawdown were used to refinance existing indebtedness of Altura. In October 2015, the Company achieved the revenue milestone for the optional $10 million second tranche of the loan facility with Oxford Finance LLC. As such, the Company drew the remaining $4.5 million from this tranche in October 2015. Under the credit facility, there is a final $5 million which will only become available when and if additional revenue targets are reached in 2016.
Liquidity
Based on current forecasts revised in December 2015, the Company will fully utilze its cash resources between Q3 2016 and Q1 2017, depending on the effectiveness of the cash reduction programs being implemented by management. As of September 30, 2015 the Company had received $16.5 million loan funding as part of a $26 million secured loan facility with Oxford Finance LLC. Subsequent to September 30, 2015, the Company drew another $4.5 million after achieving specified revenue milestones. The final $5 million will only become available when and if additional revenue targets are reached in 2016.
The Company, therefore, needs to raise additional capital or incur indebtedness to continue to fund its future operations. The Company intends to raise additional financing during 2016 in order to continue to fund its operations. The Company may seek to raise capital through a variety of sources including:
•	the public equity market;
•	private equity financing;
•	collaborative arrangements; and/or
•	public or private debt.
The Company’s ability to raise additional funds will depend on the results of our commercialization efforts for Aorfix and future products, including the next generation of Aorfix and the Altura product, as well as clinical and regulatory events, our ability to identify promising in-licensing opportunities, and any negative factors related to financial, economic, and market conditions, many of which are beyond our control. The Company cannot be certain that sufficient funds will be available when required, or on satisfactory terms. The Company expects that its existing resources will be sufficient to fund its operations until between Q3 2016 and Q1 2017. If adequate funds are not available when required by the Company, or on terms that are acceptable to the Company, the Company may be required to significantly reduce, or refocus its operations, or the Company may relinquish rights to certain of its products, technologies, or potential markets, and of which could delay, or require that the Company curtail its development programs, or otherwise have a material adverse effect on its business, financial condition, and results of operations. In addition, the Company may have to delay, reduce the scope, or eliminate some of its research and development, or sales activities, which could delay the time to market for any of its product candidates, or reduce its revenue growth potential, if such adequate funds are not available. To the extent that additional capital is raised through the sale of equity, or convertible debt securities, the issuance of such securities would result in ownership dilution to existing stockholders. There are no assurances that the Company will be able to raise additional financing for the amounts required to execute the Company’s business plans and on the terms acceptable to the Company.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents and reports that we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, and we intend that such forward-looking statements be subject to the safe harbors created thereby. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” “may” or other words that convey judgments about future events or outcomes indicate such forward-looking statements. Forward-looking statements in this prospectus may include, but are not limited to, statements about:
•	continued market acceptance of our products;
•	continued growth in the number of patients qualifying for treatment of AAAs through our products;
•	our ability to effectively compete with the products offered by our competitors;
•	the level and availability of third party payor coverage and reimbursement for our products;
•	our ability to successfully commercialize Aorfix in the United States and other jurisdictions;
•	our ability to effectively develop new or complementary technologies;
•	our ability to manufacture Aorfix to meet demand;
•	changes to our international operations;
•	our ability to effectively manage our business and keep pace with our anticipated growth;
•	our ability to retain and further develop our direct sales force in the United States, Germany and the United Kingdom;
•	the nature of and any changes to legislative, regulatory and other legal requirements that apply to us, our products, our suppliers and our competitors;
•	the timing of and our ability to obtain and maintain any required regulatory clearances and approvals;
•	our ability to protect our intellectual property rights and proprietary technologies;
•	our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties;
•	product liability claims and litigation expenses;
•	reputational damage to our products caused by mis-use or off-label use or government or voluntary product recalls;
•	our ability to attract, retain, and motivate qualified personnel;
•	our ability to make future acquisitions and successfully integrate any such future-acquired businesses;
•	our ability to maintain adequate liquidity to fund our operational needs and research and developments expenses; and
•	general macroeconomic and world-wide business conditions.

The forward-looking statements included in this prospectus and the documents and reports that are incorporated by reference are subject to risks, uncertainties and assumptions. Our actual results of operations may differ materially from those stated in or implied by such forward-looking statements as a result of a variety of factors, including those described under the heading “Risk Factors” and elsewhere in this prospectus.
We operate in an evolving environment. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we reference and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that we cannot guarantee future results, levels of activity, performance or achievements.
RISK FACTORS
Before making an investment decision, you should carefully consider the following risk factors, in addition to all of the other information set forth in this prospectus or incorporated by reference into this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our ordinary shares. An investment in our ordinary shares involves a high degree of risk.
Risks Related to Our Business
If we fail to successfully commercialize Aorfix in the United States and other jurisdictions our business, results of operations and prospects would suffer.
We launched Aorfix commercially in the United States only in November 2013. The commercial roll-out of Aorfix in the United States is essential to our business strategy and our prospects would be significantly harmed if we are not successful in obtaining market share in the U.S. Endovascular Aneurysm Repair (EVAR) repair market, the largest market worldwide for AAA repair. We may not succeed in commercializing Aorfix in the United States for several reasons, including:
•	physicians and hospitals may continue relying on open surgical repair or use outside the scope of the labels of the five other FDA-approved EVAR devices available in the United States for patients with high angle neck anatomies;
•	our direct U.S. sales force, after cost savings measures, may not be large enough or effective to sufficiently train and educate physicians and hospitals about the benefits of Aorfix not only for high angle neck anatomies but also for less challenging anatomies;
•	coverage and reimbursement for Aorfix may not be sufficient for customers to choose our device when in need of an EVAR device;
•	new technologies or improved products by competitors; and
•	negative publicity about, or actual or perceived problems with Aorfix could discourage physician and hospital adoption of Aorfix.
If we are not able to capitalize on the FDA approval of Aorfix to successfully market the product and our related products in the United States, we will not be able to generate the revenues we expect. In addition, we will not be able to offset the significant costs we have incurred and expect to continue to incur in facilitating the U.S. roll-out. This would have a material adverse effect on our business, results of operations and prospects.

In collaboration with our distribution partner Medico’s Hirata, we obtained regulatory approval, in August 2014, for Aorfix in Japan, which is the second largest worldwide EVAR repair market. Should we and Medico’s Hirata not be able to successfully commercialize Aorfix in Japan, our business, results of operations and prospects could suffer.
We have a history of operating losses and will be required to obtain additional funds.
We have incurred significant losses to date, consistent with typical growth stage medical device companies in the first few years since commercialization of their first product. We had a loss for the nine month period ended September 30, 2015 of $26.2 million and a loss for the year of $34.8 million in 2014, $19.2 million in 2013 and $13.2 million in 2012. As of September 30, 2015 and December 31, 2014, we had an accumulated deficit of $217.0 million and $192.9 million, respectively.
Based on current forecasts revised in December 2015, the Company will use up its cash resources between Q3 2016 and Q1 2017, depending on the effectiveness of the cost savings programs being implemented by management. As of September 30, 2015 the Company had received $16.5 million loan funding as part of a $26 million secured loan facility with Oxford Finance LLC. Subsequently to September 30, 2015, the Company drew another $4.5 million after achieving specified revenue milestones. The final $5 million will only become available when and if additional revenue targets are reached in 2016.
The Company, therefore, needs to raise additional capital or incur indebtedness to continue to fund its future operations. The Company intends to raise additional financing during 2016 in order to continue to fund its operations. The Company may seek to raise capital through a variety of sources including:
•	the public equity market;
•	private equity financing;
•	collaborative arrangements; and/or
•	public or private debt.
The Company’s ability to raise additional funds will depend on the results of our commercialization efforts for Aorfix and future products, including the next generation of Aorfix and the Altura product, as well as clinical and regulatory events, our ability to identify promising in-licensing opportunities, and any negative factors related to financial, economic, and market conditions, many of which are beyond our control. The Company cannot be certain that sufficient funds will be available when required, or on satisfactory terms. The Company expects that its existing resources will be sufficient to fund its operations until between Q3 2016 and Q1 2017. If adequate funds are not available when required by the Company, or on terms that are acceptable to the Company, the Company may be required to significantly reduce, or refocus its operations, or the Company may relinquish rights to certain of its products, technologies, or potential markets, and of which could delay, or require that the Company curtail its development programs, or otherwise have a material adverse effect on its business, financial condition, and results of operations, which could result in insolvency. In addition, the Company may have to delay, reduce the scope, or eliminate some of its research and development, or sales activities, which could delay the time to market for any of its product candidates, or reduce its revenue growth potential, if such adequate funds are not available. To the extent that additional capital is raised through the sale of equity, or convertible debt securities, the issuance of such securities would result in ownership dilution to existing stockholders. There are no assurances that the Company will be able to raise additional financing for the amounts required to execute the Company’s business plans and on the terms acceptable to the Company.
 Our cash requirements in the future may be significantly different from our current estimates and depend on many factors, including:
•	the results of our commercialization efforts for Aorfix and future products, including the Altura product, and the next generation of Aorfix;

•	the need for additional capital to fund future development programs;
•	the costs involved in obtaining and enforcing patents or any litigation by third parties regarding intellectual property;
•	the establishment and maintenance of high volume manufacturing and increased sales and marketing capabilities; and
•	our success in entering into collaborative relationships with other parties.
To finance these activities, we may seek funds through borrowings or through additional rounds of financing, including private or public equity or debt offerings and collaborative arrangements with corporate partners. We may be unable to raise funds on favorable terms, or at all.
During the recent economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing on commercially reasonable terms, if at all. In addition, the sale of additional equity or convertible debt securities could result in additional dilution to our shareholders. If we borrow additional funds or issue debt securities, these securities could have rights superior to holders of our ordinary shares, and could contain covenants that will restrict our operations. We might have to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to our technologies, product candidates, or products that we otherwise would not relinquish. If we do not obtain additional resources, our ability to capitalize on business opportunities will be limited, and the growth of our business will be harmed.
We have limited resources to invest in research and development and to grow our business and we need to raise additional funds in the future for these activities.
We believe that our growth will depend, in significant part, on our ability to commercialize Aorfix in the United States and in Japan, as well as to develop new or improved technologies for the treatment of AAA and other aortic disorders, and technology complementary to Aorfix. Our existing resources may not allow us to conduct all of the sales and marketing and research and development activities that we believe would be beneficial for our future growth. As a result, we may need to seek funds in the future to finance these activities. If we are unable to raise funds on favorable terms, or at all, we may not be able to increase our research and development activities and the growth of our business may be negatively impacted.
If we fail to properly manage our anticipated growth, our business could suffer.
Following the February 2013 FDA approval of Aorfix and the commencement of our commercialization efforts in the United States, we are experiencing and expect to continue to experience a period of rapid growth and expansion, which could place a significant strain on our personnel, information technology systems and other resources. In particular, the creation, maintenance and potential need to further expand our direct sales force in the United States requires significant management and other supporting resources. We also have leveraged the FDA approval of Aorfix to expand sales efforts in the European Union, including by increasing the size of our direct sales force in Germany. In addition, we obtained regulatory approval for Aorfix in Japan in August 2014 and commercial sales by our distribution partner Medico’s Hirata began soon thereafter. Any failure by us to manage our growth effectively could have an adverse effect on our ability to achieve our development and commercialization goals, which could materially adversely affect our business, results of operations and financial condition.
To achieve our revenue goals, we must successfully increase production output as required by customer demand in the United States, in the European Union and in Japan. We may experience difficulties in increasing production at our manufacturing facility, including problems with production yields and quality control, component supply, and shortages of qualified personnel. We will also be required to manage a larger stock of inventory than we have had to manage historically and such inventory going forward will be stocked in multiple locations. These problems could result in delays in product availability and increases in expenses. Any such delay or increased expense could adversely affect our ability to generate revenues in the markets we are selling Aorfix.

Future growth will also impose significant added responsibilities on management, including the need to identify, recruit, train, and integrate additional employees other than sales force representatives. In addition, rapid and significant growth will place a strain on our administrative and operational infrastructure. We expect that sales of Aorfix in the United States will increasingly represent a significant portion of our worldwide Aorfix sales, which could place additional strain on our ability to manage U.S. operations.
In order to manage our operations and growth we will need to continue to improve our operational and management controls, reporting and information technology systems, and financial internal control procedures. If we are unable to manage our growth effectively, it may be difficult for us to execute our business strategy and our operating results and business could suffer.
Our revenue is generated primarily from the sale of Aorfix, and any decline in the sales of Aorfix will negatively impact our business.
We have focused extensively on the development and commercialization of Aorfix for the treatment of AAA. If we are unable to continue to achieve and maintain market acceptance of Aorfix and do not achieve sustained positive cash flow from operations, we will be constrained in our ability to fund development and commercialization of improvements in Aorfix for the treatment of AAA and other product lines. In addition, if we are unable to commercialize Aorfix in the United States or elsewhere as a result of a quality problem or failure to maintain regulatory approvals, we would lose our primary source of revenue and our business would be negatively affected.
Reduction or interruption in supply, and an inability to develop alternative sources for supply could adversely affect our manufacturing operations and related product sales.
We manufacture all of our Aorfix products at our UK facility in Didcot. We purchase many of the components and raw materials used in manufacturing these products from numerous suppliers in various countries. Generally we have been able to obtain adequate supplies of such raw materials and components. However, for reasons of quality assurance, cost effectiveness, or availability, we procure certain components and raw materials from single-source suppliers. Our use of these single-source suppliers of raw materials and components exposes us to several risks, including disruptions in supply, price increases, late deliveries and an inability to meet customer demand. Finding alternative sources for these raw materials and components could be difficult and in many cases could entail a significant amount of time, disruption and cost. We work closely with our suppliers to try to ensure continuity of supply while maintaining high quality and reliability. However, we cannot guarantee that these efforts will be successful. In addition, due to the stringent regulations and requirements of the FDA regarding the manufacture of our products, we may not be able to quickly establish additional or replacement sources for certain components or materials. A reduction or interruption in supply, and an inability to develop alternative sources for such supply, could adversely affect our ability to manufacture our products in a timely or cost-effective manner and to make our related product sales. In addition, as discussed below, we expect to require significantly more supply of the raw materials and components necessary to manufacture Aorfix as we expand sales into the United States and Japan. While the acquired company, Altura Medical, Inc., does not currently manufacture products, we are utilizing a third-party manufacturer until manufacturing can be transitioned to Lombard’s UK manufacturing facility in Didcot, which is expected to take place mid-2016.
Quality problems with our products could harm our reputation and erode our competitive position, sales, and market share.
Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Our quality certifications are critical to the marketing success of our products. If we fail to meet these standards, our reputation could be harmed, we could lose customers, we could have to conduct a public recall, our roll-out of Aorfix in the United States could be hindered and our revenue and results of operations could decline. Aside from specific customer standards, our success depends generally on our ability to manufacture precision-engineered components, subassemblies, and finished devices from multiple materials. If our components fail to meet these standards or fail to adapt to evolving standards, our reputation will be harmed, our competitive position could be damaged, and we could lose customers and market share. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

If we experience decreasing prices for our products and we are unable to reduce our expenses, our results of operations will suffer.
We may experience decreasing prices for our products due to pricing pressure experienced by our customers from managed care organizations and other third-party payors, increased market power of hospitals, and increased competition among medical engineering and manufacturing services providers. If the prices for our products decrease and we are unable to reduce our expenses, our results of operations will be adversely affected.
Our success depends on our being able to capture a meaningful share of the U.S. EVAR market.
According to Medtech Ventures, it is estimated that more than 500,000 AAA patients are diagnosed annually in the developed world, with 200,000 of such patients receiving treatment. According to iData Research, Inc., in the United States alone, each year, approximately 200,000 patients are diagnosed with AAA. Our growth will depend upon an increasing percentage of patients with AAA being diagnosed, and an increasing percentage of those diagnosed receiving EVAR, as opposed to an open surgical procedure. Initiatives to increase screening for AAA include the Screening Abdominal Aortic Aneurysms Very Efficiently, or SAAAVE, Act, which was signed into law on February 8, 2006 in the United States. For people who meet certain eligibility criteria, and as implemented by the Centers for Medicare & Medicaid Services (“CMS”), SAAAVE provides one-time AAA screening for certain men who have smoked cigarettes at some time in their life, and men or women who have a family history of the disease. Screening is provided as part of the “Welcome to Medicare” physical. Such general screening programs may never gain wide acceptance. The failure of physicians to diagnose more patients with AAA could negatively impact our revenue growth.
Our success depends on educating physicians so that they will use, and continue to use, our products in endovascular AAA procedures.
Aorfix has a broader label than any approved EVAR product in the United States and Japan, as well as a broader label than all but one approved EVAR product in the European Union. However, many of our competitors with EVAR products not approved for angles above 60 degrees in the United States and Japan and 75 degrees, and one product at 90 degrees, in the European Union, are well known by physicians and their products may be chosen by physicians over Aorfix despite the absence of regulatory approval for use in these high angle anatomies. Below angles of 60 degrees in the United States and Japan and 75 degrees in the European Union, there are several approved products in all jurisdictions where we compete and many are supported by competitors who have greater resources than we do. If we are unable to educate physicians with regard to the use Aorfix both in high angle neck anatomies as well as for less challenging anatomies, our business could be negatively impacted. The Altura product is not yet approved for use in the United States; however, once the product obtains this approval physicians will need to be educated in order for the product to be competitive in the marketplace.
The continuing development of our products depend upon us maintaining strong relationships with physicians.
If we fail to maintain our working relationships with physicians and build relationships with new physicians, our products may not be marketed in line with the needs and expectations of the professionals who use and support it, which could cause a decline in our revenues. The research, development, marketing, and sales of our products is dependent upon our maintaining working relationships with physicians. We rely on these professionals to provide us with considerable knowledge and experience regarding the development, marketing, and sale of our products. Physicians assist us as researchers, marketing and product consultants, inventors, and public speakers. If we are unable to maintain our strong relationships with these professionals and continue to receive their advice and input, the development and marketing of our products could suffer, which could have a material adverse effect on our consolidated earnings, financial condition, and cash flows.
If we fail to further develop and maintain our direct sales forces in the United States, the United Kingdom and Germany, our business could suffer.
We have direct sales forces for Aorfix in the United States, the United Kingdom and Germany, three of our four largest markets. We utilize a network of third-party distributors for other European, Asian, and South American jurisdictions. As we continue to sell Aorfix in the United States and increase our marketing efforts in both the United Kingdom and Europe with respect to our products, we will need to retain our key sales representatives and also likely increase the size of our sales force in the United Kingdom and Germany primarily. There is significant competition for sales personnel experienced in relevant medical device sales. If we are unable to attract, motivate, develop, and retain qualified sales personnel and thereby grow our sales forces in the United States, Germany and the United Kingdom, we may not be able to maintain or increase our revenues.
Our third-party distributors may not effectively distribute Aorfix.
We depend in part on medical device distributors and strategic relationships for the marketing and selling of Aorfix as well as the training of physicians in the proper use of Aorfix in the European Union, outside of the United Kingdom and Germany, in Asia and in Latin America. Having obtained regulatory approval for Aorfix in Japan, we depend on Medico’s Hirata to distribute Aorfix in Japan and to train physicians in Japan in how to properly use Aorfix. We depend on these distributors’ efforts to market Aorfix and train physicians, yet we are unable to control their efforts completely. In addition, we are unable to ensure that our distributors comply with all applicable laws regarding the sale of Aorfix. If our distributors fail to effectively market and sell Aorfix and to train physicians in full compliance with applicable laws our operating results and business may suffer.
If clinical trials of our current or future products do not produce results necessary to support regulatory clearance or approval in the United States or elsewhere, we will be unable to continue to commercialize these products.
To market a medical device in the United States, we must obtain approval of a premarket approval application, or PMA, or clearance from the FDA under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or the FDCA, unless an exemption from pre-market review applies. See “Our future success depends on our ability to develop, receive regulatory clearance or approval for, and introduce new products or product enhancements that will be accepted by the market in a timely manner.” In order to obtain premarket approval and, in some cases, a 510(k) clearance, a product sponsor must conduct well controlled clinical trials designed to test the safety and effectiveness of the product. We will likely need to conduct additional clinical trials in the future to support new product approvals, or for the approval of new indications for the use of Aorfix. Clinical testing is expensive, and typically takes many years, which carries an uncertain outcome. The data obtained from clinical trials may be inadequate to support approval or clearance of a submission. In addition, the occurrence of unexpected findings in connection with clinical trials may prevent or delay obtaining approval or clearance. The initiation and completion of any of our clinical trials may be prevented, delayed, or halted for numerous reasons, including, but not limited to, the following:
•	the FDA, institutional review boards, or IRBs, or other regulatory authorities do not approve a clinical study protocol, force us to modify a previously approved protocol, or place a clinical study on hold;
•	subjects do not enroll in, or enroll at the expected rate, or complete a clinical study;
•	subjects or investigators do not comply with study protocols;
•	subjects do not return for post-treatment follow-up at the expected rate;
•	subjects experience serious or unexpected adverse side effects for a variety of reasons that may or may not be related to our products such as the advanced stage of co-morbidities that may exist at the time of treatment, causing a clinical study to be put on hold;
•	sites participating in an ongoing clinical study may withdraw, requiring us to engage new sites;
•	difficulties or delays associated with establishing additional clinical sites;

•	third-party clinical investigators decline to participate in our clinical studies, do not perform the clinical studies on the anticipated schedule, or are inconsistent with the investigator agreement, clinical study protocol, good clinical practices, and other FDA and IRB requirements;
•	third-party organizations do not perform data collection and analysis in a timely or accurate manner;
•	regulatory inspections of our clinical studies require us to undertake corrective action or suspend or terminate our clinical studies;
•	changes in federal, state, or foreign governmental statutes, regulations or policies;
•	interim results are inconclusive or unfavorable as to immediate and long-term safety or efficacy;
•	the study design is inadequate to demonstrate safety or efficacy; or
•	the clinical trials do not meet the study endpoints.
Failure can occur at any stage of clinical testing. Our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or non-clinical testing in addition to those we have planned. Our failure to adequately demonstrate the efficacy and safety of any of our devices would prevent receipt of regulatory clearance or approval and, ultimately, the commercialization of that device or indication for use.
If we are unable to protect our intellectual property, our business may be negatively affected.
Our success depends in large part on our ability to secure effective intellectual property protection for our products and processes in the United States and internationally. We attempt to protect our intellectual property rights, both in the United States and in foreign countries, through a combination of patent, trade secret, trademark, and copyright laws, as well as licensing agreements and third-party confidentiality and invention assignment agreements. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.
We have filed and intend to continue to file patent applications for various aspects of our technology to cover our products and processes. While we generally apply for patents in those countries where we intend to make, have made, use, or sell patented products, we may not accurately predict all of the countries where patent protection will ultimately be desirable. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. Additionally, we may fail to secure necessary patents prior to or after obtaining regulatory clearances, thereby permitting competitors to market competing products. Moreover, we cannot assure you that any of our patent applications will be approved. We also cannot assure you that the patents issuing as a result of our foreign patent applications will have the same scope of coverage as our U.S. patents. Further, we cannot be certain that we will be the first creator of inventions covered by any patent application because some patent applications are maintained in secrecy for a period of time. Thus, we could adopt technology without knowledge of a pending patent application. In addition, the patents we already own could be challenged, re-examined, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Further, we cannot assure you that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.
We also own trade secrets and confidential information that we try to protect by entering into confidentiality agreements with consultants, key employees and other relevant parties. However, the confidentiality agreements may not be honored or, if breached, we may not have sufficient remedies to protect our confidential information. Further, our competitors may independently learn our trade secrets or develop similar or superior technologies. To the extent that our consultants, key employees or others apply technological information to our projects that they develop independently or others develop, disputes may arise regarding the ownership of proprietary rights to such information, and such disputes may not be resolved in our favor. If we are unable to protect our intellectual property adequately, our business and commercial prospects will likely suffer.
We rely on our trademarks, trade names, and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.
We may need to engage in expensive and prolonged litigation to assert or defend any of our intellectual property rights or to determine the scope and validity of rights claimed by other parties.
If our products or processes infringe upon the intellectual property of third parties, the sale of our products may be challenged and we may have to defend costly and time-consuming infringement claims.
The market for medical devices is subject to frequent litigation regarding patent and other intellectual property rights. We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claim of intellectual property infringement, even those without merit, could be expensive and time consuming to defend and with no certainty as to the outcome, litigation could be too expensive for us to pursue. Our failure to prevail in such litigation or our failure to pursue litigation could result in the loss of our rights that could substantially hurt our business. Our competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make and sell our products. We have not conducted an independent review of patents issued to third parties. The large number of patents, the rapid rate of new patent issuances, the complexities of the technology involved and uncertainty of litigation increase the risk of business assets and management’s attention being diverted to patent litigation. In addition, because of our developmental stage, claims that our products infringe on the patent rights of others are more likely to be asserted after commencement of commercial sales of new products incorporating our technology.
Our failure to obtain rights to intellectual property of third parties, or the potential for intellectual property litigation, could divert management’s attention and force us to do one or more of the following things:
•	stop selling, making, or using products that use the disputed intellectual property;
•	obtain a license from the intellectual property owner to continue selling, making, licensing, or using products, which license may not be available on reasonable terms, or at all;
•	redesign our products, processes or services; or
•	pay significant damages.
Any of these outcomes could have a negative impact on our operating profits and harm our future prospects. If any of the foregoing occurs, we may be unable to manufacture and sell our products and may suffer severe financial harm. Whether or not an intellectual property claim is valid, the cost of responding to it, in terms of legal fees and expenses and the diversion of management resources, could harm our business.
We may face product liability claims that could result in costly litigation and significant liabilities.
Manufacturing and marketing our commercial products, and clinical testing of our products and product candidates, may expose us to product liability claims. Although we have, and intend to maintain, product liability insurance, the coverage limits of our insurance policies may not be adequate and one or more successful claims brought against us may have a material adverse effect on our business and results of operations. Additionally, adverse product liability actions could negatively affect our reputation, continued product sales, and our ability to obtain and maintain regulatory approval for our products.
Our ability to maintain our competitive position depends on our ability to attract and retain highly qualified personnel.
We believe that our continued success depends to a significant extent upon the efforts and abilities of our executive officers, particularly Simon Hubbert, our Chief Executive Officer, William J. Kullback, our Chief Financial Officer, Peter Phillips, our Chief Technology Officer and Michael Gioffredi, our President, North America. The loss of any of the foregoing individuals would harm our business. Our ability to retain our executive officers and other key employees, and our success in attracting and hiring additional skilled employees, will be critical to our future success.
Our U.S. operations are currently based at a location that may be at risk from earthquakes.
Our U.S. operations are currently at a single location in Irvine, California, near known earthquake fault zones. Any future earthquake could cause substantial delays in our operations, damage or destroy our equipment, and cause us to incur additional expenses. An earthquake could seriously harm our business and results of operations. The insurance coverage we maintain may not be adequate to cover our losses in any particular case.
If any future acquisitions or business development efforts are unsuccessful, our business may be harmed.
As part of our business strategy to be an innovative leader in the treatment of aortic disorders, we may need to acquire other companies, technologies, and product lines in the future. Acquisitions involve numerous risks, including the following:
•	the possibility that we will pay more than the value we derive from the acquisition, which could result in future non-cash impairment charges;
•	difficulties in integration of the operations, technologies, and products of the acquired companies, which may require significant attention of our management that otherwise would be available for the ongoing development of our business;
•	the assumption of certain known and unknown liabilities of the acquired companies; and
•	difficulties in retaining key relationships with employees, customers, partners, and suppliers of the acquired company.
In addition, we may invest in new technologies that may not succeed in the marketplace. If they are not successful, we may be unable to recover our initial investment, which could include the cost of acquiring the license, funding development efforts, acquiring products, or purchasing inventory. Any of these would negatively impact our future growth and cash reserves.
We are increasingly dependent on sophisticated information technology and if we fail to properly maintain the integrity of our data or if our products do not operate as intended, our business could be materially affected.
We are increasingly dependent on sophisticated information technology for our products and infrastructure. Our information systems require an ongoing commitment of significant resources to maintain, protect, and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving systems and regulatory standards, the increasing need to protect patient and customer information, and changing customer patterns. In addition, third parties may attempt to illegally access our products or systems and may obtain data relating to patients with our products or our proprietary information. If we fail to maintain or protect our information systems and data integrity effectively, we could lose existing customers, have difficulty attracting new customers, have problems in determining product cost estimates and establishing appropriate pricing, have difficulty preventing, detecting, and controlling fraud, have disputes with customers, physicians, and other health care professionals, have regulatory sanctions or penalties imposed, have increases in operating expenses, incur expenses or lose revenues as a result of a data privacy breach, or suffer other adverse consequences. There can be no assurance that our process of consolidating the number of systems we operate, upgrading and expanding our information systems capabilities, protecting and enhancing our systems and developing new systems to keep pace with continuing changes in information processing technology will be successful or that additional systems issues will not arise in the future. Any significant breakdown, intrusion, interruption, corruption, or destruction of these systems, as well as any data breaches, could have a material adverse effect on our business.

We are in a highly competitive market segment, which is subject to rapid technological change. If our competitors are better able to develop and market products that are safer, more effective, less costly, easier to use, or otherwise more attractive than any products that we may develop, our ability to generate revenue will be reduced.
Our industry is highly competitive and subject to rapid and profound technological change. Our success depends, in part, upon our ability to maintain a competitive position in the development of technologies and products for use in the treatment of AAA and other aortic disorders. We face competition from both established and development stage companies. Many of the companies developing or marketing competing products enjoy several advantages, including:
•	greater financial and human resources for product development, sales and marketing and patent litigation;
•	significantly greater name recognition;
•	established relationships with physicians, customers and third-party payors;
•	additional lines of products, and the ability to offer rebates or bundle products to offer greater discounts or incentives to gain a competitive advantage;
•	established sales and marketing, and distribution networks; and
•	greater experience in conducting research and development, manufacturing, clinical trials, preparing regulatory submissions and obtaining regulatory clearance or approval for products and marketing approved products.
Our competitors may develop and patent processes or products earlier than us, obtain regulatory clearance or approvals for competing products more rapidly than us, and develop more effective or less expensive products or technologies that render our technology or products obsolete or non-competitive. We also compete with our competitors in recruiting and retaining qualified scientific, sales, and management personnel, establishing clinical trial sites and patient enrollment in clinical trials, as well as in acquiring technologies and technology licenses complementary to our products or advantageous to our business. If our competitors are more successful than us in these matters, our business may be harmed.
We may not realize all of the anticipated benefits of the recent acquisition of Altura.
The success of the Acquisition will depend, in part, on our ability to realize the anticipated growth opportunities and synergies from combining the businesses of the Company and Altura. Our ability to realize these benefits, and the timing of this realization, depend upon a number of factors and future events, many of which we cannot control. These factors and events include:
•	the results of future clinical trials of one of Altura’s products, consisting of any endovascular stent-graft that comprises or incorporates (i) a braided stent frame with a ribbed graft, (ii) a substantially “D” or semi-circular cross-section, or (iii) reverse or retrograde deployment capability, which we refer to as the Altura Product;
•	the receipt of approval from the FDA to sell the Altura Product in the United States;
•	obtaining and maintaining patent rights relating to the Altura technology;
•	effectively consolidating research and development operations;
•	retaining and attracting key employees;

•	consolidating corporate and administrative functions;
•	building an effective direct sales and marketing organization in Europe;
•	preserving our and Altura’s important business relationships; and
•	minimizing the diversion of management’s attention from ongoing business concerns.
The surviving corporation of the Acquisition, which is a wholly-owned subsidiary of the Company, possesses not only all of the assets, but also all of the liabilities of Altura. Discovery of previously undisclosed or unknown liabilities could have an adverse effect on our business, operating results and financial condition.
Acquisitions involve risks, including inaccurate assessment of undisclosed, contingent or other liabilities or problems. Following the completion of the Acquisition, the surviving corporation, which is now a wholly-owned subsidiary of the Company, possesses not only all of the assets, but also all of the liabilities of Altura. Although we conducted a due diligence investigation of Altura and its known and potential liabilities and obligations, it is possible that undisclosed, contingent or other liabilities or problems may arise which we were previously unaware. These undisclosed liabilities could have an adverse effect on our business, operating results and financial condition. The amount of such liabilities may be in excess of the value of our ordinary shares that were placed into the escrow fund for twelve months following the closing of the Acquisition to secure our rights to indemnification under the Merger Agreement, or such liabilities may not be uncovered until after our ordinary shares that were placed into the escrow fund have been released from the escrow fund.
Risks Related to the Regulation of Our Industry
If third party payors do not provide reimbursement for the use of our products our revenues may be negatively impacted.
Our success in marketing our products depends in large part on whether U.S., Japan, EEA and other government health administrative authorities, private health insurers and other organizations will reimburse customers for the cost of our products. Reimbursement for EVAR has been in place for a considerable period of time. Reimbursement codes for EVAR are in place in the United States, Japan, United Kingdom, Italy, Germany, Spain and other countries with developed healthcare systems. Our Company does not obtain specific or special reimbursement codes other than those codes which cover products in the EVAR market. Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Further, many international markets have government managed healthcare systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government-managed systems. If sufficient reimbursement is not available for our current or future products, in either the United States, Japan, the EEA or elsewhere, the demand for our products will be adversely affected.
We may be subject to or otherwise affected by federal and state healthcare laws, including anti-kickback, fraud and abuse and health information privacy and security laws, and could face substantial penalties if we are unable to fully comply with such laws and such penalties could adversely impact our reputation and business operations.
Our business operations and activities may be directly, or indirectly, subject to various federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act. In addition, we may be subject to patient privacy regulation by the federal government, state governments and foreign jurisdictions in which we conduct our business.
Healthcare fraud and abuse and health information privacy and security laws potentially applicable to our operations include:
•	the federal Anti-Kickback Statute, which applies to our marketing practices, educational programs, pricing policies and relationships with healthcare providers, by prohibiting, among other things,

soliciting, offering, receiving, or providing compensation, directly or indirectly, intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare or Medicaid programs;
•	federal false claims laws that prohibit, among other things, knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other governmental healthcare programs that are false or fraudulent;
•	the federal “Stark Law,” which prohibits a physician from referring Medicare or Medicaid patients to an entity providing “designated health services,” in which the physician has an ownership or investment interest or with which the physician has entered into a financial arrangement;
•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and its implementing regulations (all as amended by the Health Information Technology for Economic and Clinical Health Act), which created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters and also imposes certain regulatory and contractual requirements regarding the privacy, security and transmission of individually identifiable health information;
•	federal “sunshine” requirements imposed by the Affordable Care Act (“ACA”) on device and pharmaceutical manufacturers regarding any payment or “transfer of value” made or distributed to physicians and teaching hospitals. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (or up to an aggregate of $1 million per year for “knowing failures”, for all payments, transfers of value or ownership or investment interests) that are not timely, accurately, and completely reported in an annual submission. Manufacturers were required to begin collecting data on August 1, 2013 and were required to submit reports to the CMS by March 31, 2014 (and the 90th day of each subsequent calendar year); and
•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, state transparency requirements and state laws governing the privacy and security of certain health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
In addition, certain states mandate implementation of corporate compliance programs (and/or the maintenance of databases to ensure compliance with these laws) and/or impose additional restrictions on our financial relationships with physicians and other healthcare providers.
Another development affecting fraud and abuse risks is the increased use of the whistleblower or qui tam provisions of the False Claims Act. The False Claims Act imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False Claims Act allow a private individual to bring civil actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought by private individuals has increased dramatically. In addition, various states have enacted false claim laws analogous to the False Claims Act. Many of these state laws apply where a claim is submitted to any third-party payor and not merely a federal healthcare program.
Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under the federal Anti-Kickback Statute, it is possible that some of our business activities, including our relationships with physicians or customers, could be subject to challenge under one or more of such laws. If our past or present operations are found to be in violation of any of such laws or any other governmental regulations that may apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare programs and the curtailment or restructuring of our operations.

Similarly, if the healthcare providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have an adverse impact on us. Any penalties, damages, fines, curtailment or restructuring of our agreements with physicians as well as of our operations could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against them, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, we expect there will continue to be federal and state laws and regulations, proposed and implemented, that could impact our operations and business. The extent to which future legislation or regulations, if any, relating to healthcare fraud and abuse laws or enforcement, may be enacted or what effect such legislation or regulation would have on our business remains uncertain.
Our business is indirectly subject to health care industry cost-containment measures that could result in reduced sales of our products.
Most of our customers, and the health care providers to whom our customers supply Aorfix, rely on third-party payors, including governmental healthcare programs and private health insurance plans, to reimburse some or all of the cost of the procedures in which Aorfix and our related products are used. The continuing efforts of governmental authorities, insurance companies, and other third-party payors of healthcare costs to contain or reduce these costs could lead to patients or customers being unable to obtain coverage and reimbursement from these third-party payors. If coverage and reimbursement cannot be obtained by patients or customers, sales of Aorfix may decline significantly and our customers may reduce or eliminate purchases of Aorfix. The cost-containment measures that health care providers are instituting, in the United States, Japan, the EEA and elsewhere, could harm the results of our operations and prospects. For example, managed care organizations have successfully negotiated volume discounts for pharmaceuticals. While this type of discount pricing has not been commonly used for medical devices, if managed care or other organizations were able to affect discount pricing for devices, it could result in lower prices to our customers from their customers and, in turn, reduce the amounts we can charge our customers for our medical devices.
Healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse effect on us.
In response to perceived increases in health care costs in recent years, there have been and continue to be proposals by the federal government, state governments, regulators and third-party payors to control these costs and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the amounts of reimbursement available for our products and could limit the acceptance and availability of our products. Moreover, as discussed below, the ACA imposes significant new taxes on medical device makers such as us. The tax on medical devices and the adoption of proposals to control costs could have a material adverse effect on our financial position and results of operations. The ACA includes, among other things, a deductible 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the United States. This excise tax, which became effective on January 1, 2013, has resulted in a significant increase in the tax burden on our industry, and if any efforts we undertake to offset the excise tax are unsuccessful, the increased tax burden could have an adverse effect on our results of operations and cash flows. The total cost imposed on the medical device industry by the ACA may be up to approximately $20 billion over ten years. Other elements of the ACA, including (1) a new Patient-Centered Outcomes Research Institute to oversee, identify research priorities and conduct comparative clinical effectiveness research, (2) an independent payment advisory board that will submit recommendations to Congress to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate, (3) payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models and other provisions may significantly affect the payment for, and the availability of, healthcare services and result in fundamental changes to federal healthcare reimbursement programs, any of which may materially affect numerous aspects of our business.

Regulatory policy changes, including recent proposals in the EEA to reform the legislation governing medical devices, may have a material adverse effect on us.
In September 2012, the European Commission published proposals for the revision of the EU regulatory framework for medical devices. The proposal would replace the Medical Devices Directive and two related directives concerning active implantable medical devices and in vitro diagnostic medical devices respectively with a new regulation concerning medical devices and another concerning in vitro diagnostic medical devices. Unlike Directives that must be implemented into national laws, the regulations would be directly applicable in all EEA Member States and so are intended to eliminate current national differences in regulation of medical devices.
On October 22, 2013, the European Parliament approved a package of reforms to the European Commission’s proposals. Under the revised proposals, only designated “special notified bodies” would be entitled to conduct conformity assessments of high-risk devices. These special notified bodies will need to notify the European Commission when they receive an application for a conformity assessment for a new high-risk device. The Commission will then forward the notification and the accompanying documents on the device to the Medical Devices Coordination Group (MDCG) for an opinion. These new procedures may result in the re-assessment of our existing medical devices, or a longer or more burdensome assessment of our new products.
Our future success depends on our ability to develop, receive regulatory clearance or approval for, and introduce new products or product enhancements that will be accepted by the market in a timely manner.
It is important to our business that we continue to build a more complete product offering for treatment of AAA and other aortic disorders. As such, our success will depend in part on our ability to develop and introduce new products. Before we can market or sell a new regulated product or a significant modification to an existing product in the United States, we must obtain either clearance from the FDA under Section 510(k) of the FDCA or approval of a PMA application from the FDA, unless an exemption from pre-market review applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labelling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. Products that are approved through a PMA application generally need FDA approval before they can be modified. Both the 510(k) and PMA processes can be expensive and lengthy and require the payment of significant fees, unless an exemption applies. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or longer, from the time the application is submitted to the FDA until an approval is obtained. In the United States, our currently commercialized products have received PMA approval.
The FDA can delay, limit or deny clearance or approval of a device for many reasons, including:
•	we may not be able to demonstrate to the FDA’s satisfaction that our products are safe and effective for their intended users;
•	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required; and
•	the manufacturing process or facilities we use may not meet applicable requirements.
In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our products under development or impact our ability to modify our currently approved or cleared products on a timely basis. Any delay in, or failure to receive or maintain, clearance or approval for our products could prevent us from generating revenue from these products and adversely affect our business operations and financial results. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could affect the perceived safety and efficacy of our products and dissuade our customers from using our products. We may not be able to successfully develop and obtain regulatory clearance or approval for product enhancements, or new products, or these products may not be accepted by physicians or the payors who financially support many of the procedures performed with our products.
The success of any new product offering or enhancement to an existing product will depend on several factors, including our ability to:
•	properly identify and anticipate physician and patient needs;
•	develop and introduce new products or product enhancements in a timely manner;
•	avoid infringing upon the intellectual property rights of third parties;
•	demonstrate, if required, the safety and efficacy of new products with data from preclinical studies and clinical trials;
•	obtain the necessary regulatory clearances or approvals for new products or product enhancements;
•	be fully compliant with regulatory requirements for marketing of new devices or modified products;
•	provide adequate training to potential users of our products;
•	receive adequate coverage and reimbursement for procedures performed with our products; and
•	develop an effective and compliant, dedicated marketing and distribution network.
If we do not develop new products or product enhancements in time to meet market demand or if there is insufficient demand for these products or enhancements, our results of operations will suffer.
Our business is subject to extensive governmental regulation that could make it more expensive and time consuming for us to introduce new or improved products.
Our medical devices are subject to regulation by numerous government agencies, including the FDA, the Ministry of Health, Labour and Welfare in Japan, the EU Commission, EEA Competent Authorities, and comparable foreign agencies. The FDA and other U.S. agencies, Japan’s Ministry of Health, Labour and Welfare, the European Commission, EEA Competent Authorities, and foreign governmental agencies regulate, among other things, with respect to medical devices:
•	design, development and manufacturing;
•	testing, labelling, content and language of instructions for use and storage;
•	clinical trials;
•	product safety;
•	marketing, sales and distribution;
•	pre-market clearance and approval;
•	record keeping procedures;
•	advertising and promotion;

•	recalls and field safety corrective actions;
•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;
•	medical device tracking;
•	post-market approval studies; and
•	product import and export.
We also are subject to numerous additional licensing and regulatory requirements relating to safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. Some of the most important requirements we face include:
•	FDA Regulations (Title 21 CFR 820);
•	Japanese Regulations including: Japan Pharmaceutical Affairs Law (e.g. Law No.145 Established as of August 10, 1960, Law No. 87 Revised as of July 26, 2005); Regulations for Buildings and Facilities (e.g. MHLW Ministerial Ordinance No.2, 1961); and, Manufacturing and Quality Control (MHLW Ministerial Ordinance No. 169, 2004);
•	European Union and EEA Member State legislation (e.g., the EU Medical Devices Directive 93/42/EEC) and CE mark requirements;
•	Medical Device Quality Management System Requirements (ISO 13485);
•	Occupational Safety and Health Administration requirements; and
•	California Department of Health Services requirements.
Government regulation may impede our ability to conduct continuing clinical trials, to obtain necessary premarket approvals or clearance, to obtain export approvals, and to manufacture our existing and future products. Government regulation also could delay our marketing of new products for a considerable period of time and impose costly procedures on our activities. The FDA, Japan’s Ministry of Health, Labour and Welfare, EEA Notified Bodies, and other regulatory agencies may not approve or certify any of our future products on a timely basis, if at all. Any delay in obtaining, or failure to obtain, such approvals or certifications could negatively impact our marketing of any proposed products and reduce our product revenues. The regulations to which we are subject are complex and have become more stringent over time.
Even after we have obtained the proper regulatory clearance or approval to market a product, we have ongoing responsibilities under FDA regulations, Japan’s Ministry of Health, Labour and Welfare, the EEA Member State laws implementing the EU Medical Devices Directive, and other foreign laws and regulations. Our products remain subject to strict regulatory controls on manufacturing, marketing and use. We received FDA approval for Aorfix in February 2013 and continue to further develop our regulatory compliance program as we roll-out the product in the United States. We may be forced to modify or recall our product after release in response to regulatory action or unanticipated difficulties encountered in general use. Any such action could have a material effect on the reputation of our products and on our business and financial position.
Further, regulations may change, and any different or additional regulation could limit or restrict our ability to use any of our technologies, which could harm our business. We could also be subject to new international, federal, state or local regulations that could affect our research and development programs and harm our business in unforeseen ways. If this happens, we may have to incur significant costs to comply with such laws and regulations, which will harm our results of operations.

The failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as:
•	warning letters;
•	fines;
•	injunctions;
•	civil penalties;
•	termination of distribution;
•	recalls or seizures of products;
•	delays in the introduction of products into the market;
•	total or partial suspension of production;
•	refusal to grant future clearances, approvals or certificates;
•	withdrawals or suspensions of current clearances, approvals or certificates, resulting in prohibitions on sales of our products; and
•	in the most serious cases, criminal penalties.
The medical device industry is the subject of numerous governmental investigations into marketing and other business practices. These investigations could result in the commencement of civil and/or criminal proceedings, substantial fines, penalties, and/or administrative remedies, divert the attention of our management, and have an adverse effect on our financial condition and results of operations.
We are subject to rigorous regulation by the FDA, the U.S. Department of Justice and HHS’ Office of Inspector General and numerous other federal, state, and foreign governmental authorities. These authorities have been increasing their scrutiny of our industry. An adverse outcome in one or more of these investigations could include the commencement of civil and/or criminal proceedings, substantial fines, penalties, and/or administrative remedies, including exclusion from government reimbursement programs and entry into Corporate Integrity Agreements (CIAs) with governmental agencies. In addition, resolution of any of these matters could involve the imposition of additional and costly compliance obligations. Finally, if these investigations continue over a long period of time, they could divert the attention of management from the day-to-day operations of our business and impose significant administrative burdens, including cost, on us. These potential consequences, as well as any adverse outcome from these investigations or other investigations initiated by the government at any time, could have a material adverse effect on our financial condition and results of operations.
The misuse or use of our products beyond the scope of their approval may harm our image in the marketplace; result in injuries that lead to product liability suits, which could be costly to our business; or result in FDA sanctions if we are deemed to have engaged in promotion of such use.
The products we currently market have been approved by the FDA, Japan’s Ministry of Health, Labour and Welfare, or have been certified by EEA Notified Bodies with a specific indication for use on the approved product labelling. Our promotional materials and training methods must comply with FDA, Japan’s Ministry of Health, Labour and Welfare, EEA Member State legislation implementing the EU Medical Devices Directive, and other applicable laws and regulations, including in many cases the prohibition of the promotion of a medical device for a use that has not been cleared or approved by the FDA in the United States, the Ministry of Health, Labour and Welfare in Japan or is not CE marked in the EU. We cannot, however, prevent a physician from using our products outside of those approved indications, as the FDA and EU and EEA Member State legislation do not generally restrict or regulate a physician’s choice of treatment within the practice of medicine. Although we train our sales force to not promote our products for off-label uses, if the FDA or Japan’s Ministry of Health, Labour and Welfare or an EEA Competent Authority determines that our promotional materials or training constitutes promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, which could have an adverse impact on our reputation and financial results. We could also be subject to investigations or prosecutions by United States Attorneys or state attorneys general, or similar foreign authorities, which could lead to substantial fines or other penalties. The imposition of these sanctions could also affect our reputation and position within the industry. Furthermore, the use of our products for indications other than those approved by the FDA in the United States, the Ministry of Health, Labour and Welfare in Japan or covered by the CE mark in the EEA, may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients or could potentially lead to patient injury.
Physicians may also misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our products are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend, and result in sizable damage awards against us that may not be covered by insurance.
Any of these events could harm our business and results of operations and cause our stock price to decline.
Our products may in the future be subject to product recalls or voluntary market withdrawals that could harm our reputation, business and financial results.
Based on information that we might receive or learn in connection with our marketed products, we might determine to initiate a voluntary recall or other corrective action. We could undertake a removal or correction if we determine that a marketed product is in violation of law or could potentially cause serious adverse health consequences. In addition, the FDA, Japan’s Ministry of Health, Labour and Welfare, EEA Competent Authorities, and similar foreign governmental authorities have the authority to require the recall of commercialized products in certain situations, for example, in the event of material deficiencies or defects in design or manufacture that could affect patient safety. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious adverse health consequences or death. A government mandated recall or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labelling defects or other issues. Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new approvals or clearances for the device before we may market or distribute the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties, or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our products in the future. Recalls, which include corrections as well as removals, of any of our products would divert managerial and financial resources and could have an adverse effect on our financial condition, harm our reputation with customers, and reduce our ability to achieve expected revenues. In addition, we may become subject to costly litigation by our customers or their patients.
We are required to comply with medical device reporting, or MDR, requirements and vigilance requirements, and must report certain malfunctions, deaths, and serious injuries associated with our products, which can result in voluntary corrective actions or agency enforcement actions.
Under the FDA’s MDR regulations, medical device manufacturers are required to submit information to the FDA when they receive a report or become aware that a device has or may have caused or contributed to a death or serious injury or malfunctioned, and would likely cause or contribute to death or serious injury if the malfunction were to recur. All manufacturers placing medical devices on the market in the EEA are legally bound to report any incidents involving devices they produce or sell to the Competent Authority in whose jurisdiction the incident occurred if the incident led or might have led to the death or serious injury to a patient, user or other person. Manufacturers are also required to report incidents that occur outside the EEA if they result in corrective action being taken within the EEA. Were we to submit an incident report, the relevant Competent Authority would file an initial report, and there would then be a further inspection or assessment if there are particular issues.
Malfunction of our products could result in future voluntary corrective actions, such as recalls, including corrections, or customer notifications, or agency action, such as inspection or enforcement actions. If malfunctions do occur, we may be unable to correct the malfunctions adequately or prevent further malfunctions, in which case we may need to cease manufacture and distribution of the affected products, initiate voluntary recalls, and redesign the products. Regulatory authorities may also take actions against us, such as ordering recalls, imposing fines, or seizing the affected products. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results. In addition, we may become subject to costly litigation by our customers or their patients.
If we or our suppliers fail to comply with the FDA’s good manufacturing practice regulations, this could impair our ability to market our products in a cost-effective and timely manner.
We and our third-party suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labelling, packaging, sterilization, storage and shipping of our products. The FDA audits compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The FDA may impose inspections or audits at any time. If we or our suppliers have significant non-compliance issues or if any corrective action plan that we or our suppliers propose in response to observed deficiencies is not sufficient, the FDA could take enforcement action, including any of the following sanctions:
•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
•	customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;
•	operating restrictions or partial suspension or total shutdown of production;
•	refusing or delaying our requests for 510(k) clearance or pre-market approval of new products or modified products;
•	withdrawing 510(k) clearances or pre-market approvals that have already been granted;
•	refusal to grant export approval for our products; or
•	criminal prosecution.
Any of these sanctions could have a material adverse effect on our reputation, business, results of operations and financial condition.
Outside the United States, our products and operations are also often required to comply with standards set by industrial standards bodies, such as the International Organization for Standardization. Foreign regulatory bodies may evaluate our products or the testing that our products undergo against these standards. The specific standards, types of evaluation and scope of review differ among foreign regulatory bodies. If we fail to adequately comply with any of these standards, a foreign regulatory body may take adverse actions similar to those within the power of the FDA. Any such action may harm our reputation and could have an adverse effect on our business, results of operations and financial condition.
Failure to comply with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act or other anti-corruption laws could result in fines, criminal penalties, contract terminations and an adverse effect on our business.
We operate in the medical device industry in several countries throughout the world, many of which pose elevated risks of anti-corruption violations. We sell our products through our direct sales force and through distributors to our end customers, including state-or-government-owned hospitals. This puts us and our distributors in contact with persons who may be considered “foreign officials” or “foreign public officials” under the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, and the Bribery Act 2010 of the Parliament of the United Kingdom, or the UK Bribery Act, respectively. In March 2013, we adopted an Anti-Bribery Policy, and we are committed to doing business in accordance with all applicable anti-corruption laws. We are subject, however, to the risk that we, our affiliated entities, or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA and the UK Bribery Act. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of our operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations, as well as any investigation thereof, could damage our reputation and have an adverse impact on our business.
Risks Related to Our Ordinary shares
There has only been a public market in the United States for our ordinary shares since our initial public offering in April 2014, and an active, liquid and orderly trading market for our ordinary shares may not develop or be maintained in the United States, which could limit your ability to sell our ordinary shares.
There was no public market in the United States for our ordinary shares prior to the initial public offering. Although our ordinary shares are traded on the NASDAQ Global Market, an active U.S. public market for our shares may not be sustained. If an active market is not sustained, you may experience difficulty selling the ordinary shares that you purchase.
Our ordinary share price may be highly volatile and, as a result, you could lose a significant portion or all of your investment or we could become subject to securities class action litigation.
Since listing, the market price of the ordinary shares on the NASDAQ Global Market has and may continue to fluctuate, as a result of several factors, including the following:
•	variations in our quarterly operating results;
•	volatility in our industry, the industries of our customers and the global securities markets;
•	risks relating to our business and industry, including those discussed above;
•	strategic actions by us or our competitors;
•	adverse judgments or settlements obligating us to pay damages;
•	actual or expected changes in our growth rates or our competitors’ growth rates;
•	investor perception of us, the industry in which we operate, the investment opportunity associated with our ordinary shares and our future performance;
•	adverse media reports about us or our directors and officers;
•	the addition or departure of our executive officers;
•	changes in financial estimates or publication of research reports by analysts regarding our ordinary shares, other comparable companies or our industry generally;
•	trading volume of our ordinary shares;
•	sales of our ordinary shares by us or our shareholders;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; or
•	the release or expiration of lock-up or other transfer restrictions on our outstanding ordinary shares.
Furthermore, the stock markets recently have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes may cause the market price of ordinary shares to decline. If the market price of our ordinary shares does not exceed the price you bought your ordinary shares for, you may not realize any return on your investment in us and may lose some or all of your investment.
In addition, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may become the target of this type of litigation. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.
The purchase price of our ordinary shares might not reflect their value, and you may experience dilution as a result of future equity issuances.
The purchase price of our ordinary shares might not reflect their value, and you may experience dilution as a result of future equity issuances. The exercise of outstanding options and future equity issuances, including future public offerings or future private placements of equity securities and any additional ordinary shares issued in connection with acquisitions, will result in further dilution to investors.
Insiders will continue to have substantial control over us and will be able to influence corporate matters.
As at the date of this prospectus, we believe that our directors and executive officers and shareholders holding more than 5% of our capital stock and their affiliates will beneficially own, in the aggregate, approximately 59% of our outstanding ordinary shares. Two of the shareholders holding more than 5% of our capital stock are affiliated with two of our directors. As a result, it is likely that certain of our largest shareholders, either individually or if acting in concert, would be able to exercise significant influence over most if not all matters requiring shareholders’ approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.
Additional equity issuances will dilute your holdings, and sales by certain of our large shareholders, directors, executive officers or a large number of other shareholders could adversely affect the market price of our ordinary shares.
As of September 30, 2015, we had 19,885,964 ordinary shares outstanding. Sales of a large number of our ordinary shares by certain of our large shareholders, directors, executive officers or in the aggregate by smaller shareholders could adversely affect the market price of our ordinary shares. Similarly, the perception that any primary or secondary sales may occur could adversely affect the market price of our ordinary shares. Any future issuance of our ordinary shares by us may dilute your shareholdings as well as the holdings of our existing shareholders, causing the market price of our ordinary shares to decline. In addition, any perception by potential investors that such issuances or sales might occur could also affect the trading price of our ordinary shares.
We incur increased costs as a result of being a U.S. listed company.
As a U.S. listed company, we incur significant legal, accounting and other expenses that we did not incur previously, particularly after we no longer qualify as an “emerging growth company.” We have incurred additional costs associated with our U.S. public company reporting requirements. We have also incurred additional costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as new rules implemented by the Securities and Exchange Commission, or the SEC, and the NASDAQ Global Market. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
As a foreign private issuer, we are subject to different U.S. securities laws and NASDAQ governance standards than domestic U.S. issuers. This may afford less protection to holders of our ordinary shares, and you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it.
As a foreign private issuer, the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. Although we report quarterly financial results and report certain material events, we are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence and our quarterly or current reports may contain less or different information than required under U.S. filings. In addition, we are exempt from the Section 14 proxy rules, and proxy statements that we distribute will not be subject to review by the SEC. Our exemption from Section 16 rules regarding sales of ordinary shares by insiders’ means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. As a result, you may not have all the data that you are accustomed to having when making investment decisions. Also, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of our ordinary shares. The periodic disclosure required of foreign private issuers is more limited than that required of domestic U.S. issuers and there may therefore be less publicly available information about us than is regularly published by or about U.S. public companies. See the section titled “Where You Can Find More Information.”
As a foreign private issuer, we will be exempt from complying with certain corporate governance requirements of the NASDAQ Global Market applicable to a U.S. issuer, including the requirement that a majority of our board of directors consist of independent directors. For example, we follow Cayman Islands law with respect to the requirements for meetings of our shareholders, which are different from the requirements of NASDAQ Rule 5620. Among other things, NASDAQ Rule 5620 requires a company to hold an annual meeting of shareholders no later than one year after the end of a company’s fiscal year-end. Our amended and restated memorandum and articles of association require that we hold an annual general meeting of shareholders. We are not obliged to do so under the laws of the Cayman Islands. Additionally, the minimum quorum requirement under NASDAQ Rule 5620 is 33 1/3% of the outstanding ordinary shares. However, pursuant to the laws of the Cayman Islands and our amended and restated memorandum and articles of association, the quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy at a meeting and entitled to vote on the business to be dealt with, who represent not less than one-third of the total par value of our issued and outstanding voting shares. As a further example, under Cayman Islands law, there is no statutory requirement for equity compensation plans to be approved by way of shareholder resolution, which is different than the requirements of NASDAQ Rule 5635(c). As such, while we may choose to seek shareholder approval for any equity compensation plans, we do not intend to adopt any requirements for shareholder approval of such plans in our amended and restated memorandum and articles of association. As the corporate governance standards applicable to us are different than those applicable to domestic U.S. issuers, you may not have the same protections afforded under U.S. law and the NASDAQ rules as shareholders of companies that do not have such exemptions.

We are an “emerging growth company,” and if we comply only with reduced disclosure requirements applicable to emerging growth companies, our ordinary shares could be less attractive to investors and our share price may be more volatile.
We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may continue to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We will cease to be an “emerging growth company” upon the earliest of (1) the first fiscal year following the fifth anniversary of the IPO, (2) the first fiscal year after our annual gross revenue is $1 billion or more, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities or (4) the end of any fiscal year in which the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our ordinary shares less attractive if we choose to rely on these exemptions. If some investors find our ordinary shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our ordinary shares and our share price may be more volatile.
We may become subject to taxation in the Cayman Islands which would negatively affect our results.
We have received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (2011 Revision) of the Cayman Islands, until the date falling 20 years after February 24, 2014, being the date of such undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares, debentures or other obligations of our Company or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by our Company to its members or a payment of principal or interest or other sums due under a debenture or other obligation of our Company. If we otherwise were to become subject to taxation in the Cayman Islands, our financial condition and results of operations could be materially and adversely affected.
There may be a risk of us being subject to tax in jurisdictions in which we do not currently consider ourselves to have any tax resident subsidiaries or permanent establishments.
Our tax treatment is dependent, among other things, on the jurisdiction of our residence, including the residence of our subsidiaries, for tax purposes. We are a Cayman Islands exempted company with limited liability, resident in the United Kingdom for tax purposes. We attempt to manage our business such that each of our subsidiaries is resident for tax purposes solely in its jurisdiction of incorporation, and does not unintentionally create a taxable permanent establishment or other taxable presence in any other jurisdiction.
We cannot assure you that we will not be classified as a passive foreign investment company for any taxable year, which may result in adverse U.S. federal income tax consequence to U.S. Holders.
Based on our operations, composition of assets and market capitalization in 2015 we believe that we were not a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes in 2015. In general, a non-U.S. corporation will be classified as a PFIC for any taxable year if at least (i) 75% of its gross income is classified as “passive income” or (ii) 50% of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For these purposes, cash is considered a passive asset. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of any corporation in which it holds 25% or more (by value) of the stock. The determination of whether we are a PFIC is made annually, after the close of the relevant taxable year. Therefore, it is possible that we could be classified as a PFIC for the current taxable year or in future years due to changes in the composition of our assets or income, as well as changes to our market capitalization. The market value of our assets may be determined in large part by reference to the market price of our ordinary shares, which is likely to fluctuate after the offering, and may fluctuate considerably given that market prices of medical technology companies have been especially volatile. If we were to be treated as a PFIC for any taxable year during which a U.S. holder held our ordinary shares, however, certain adverse U.S. federal income tax consequences could apply to the U.S. Holder. For example, if we were classified as a PFIC, U.S. holders would not be eligible to make an election to treat us as a “qualified electing fund,” or a QEF election, because we do not anticipate providing U.S. holders with the information required to permit a QEF election to be made. Such a QEF election, if available, could mitigate adverse consequences should we be classified as a PFIC.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.
We are a Cayman Islands exempted company with limited liability, resident in the United Kingdom for tax purposes, and some of our assets are located outside the United States. In addition, half of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors or executive officers, or enforce judgments obtained in the United States courts against us or our directors or officers.
Further, mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address supplied by our directors. Our directors will only receive, open or deal directly with mail which is addressed to them personally (as opposed to mail which is only addressed to us). We, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will not bear any responsibility for any delay, howsoever caused, in mail reaching this forwarding address.
Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the Companies Law (2013 Revision) (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not technically binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and certain states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. As a result, there may be significantly less protection for investors than is available to investors in companies organized in the United States, particularly Delaware. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.
The Cayman Islands courts are also unlikely:
•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of United States securities laws; and
•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of United States securities laws that are penal in nature.
There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.
Like many jurisdictions in the United States, Cayman Islands law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies and any such company may be the surviving entity for the purposes of mergers or the consolidated company for the purposes of consolidations. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must, in most instances, then be authorized by a special resolution of the shareholders of each constituent company and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the votes cast at its general meeting are held by the parent company. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands. The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought to not be approved, the court can be expected to approve the arrangement if it determines that:
•	the statutory provisions as to the required majority vote have been met;
•	the shareholders have been fairly represented at the meeting in question, the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class and that the meeting was properly constituted;
•	the arrangement is such that it may reasonably be approved by an intelligent and honest man of that share class acting in respect of his interest; and
•	the arrangement is not one which would be more properly sanctioned under some other provision of the Companies Law.
If the arrangement and reconstruction is approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
In addition, there are further statutory provisions to the effect that, when a take-over offer is made and approved by holders of 90.0% in value of the shares affected (within four months after the making of the offer), the offeror may, within two months following the expiry of such period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of shareholders.
As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.
Provisions of our charter documents or Cayman law could delay or prevent an acquisition of our Company, even if the acquisition may be beneficial to our shareholders, could make it more difficult for you to change management, and could have an adverse effect on the market price of our ordinary shares.
Provisions in our amended and restated memorandum and articles of association may discourage, delay or prevent a merger, acquisition or other change in control that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our shareholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. Such provisions may reduce the price that investors may be willing to pay for our ordinary shares in the future, which could reduce the market price of our ordinary shares.
These provisions include:
•	a prohibition on shareholder action through written consent;
•	a requirement that extraordinary general meetings of shareholders be called only by a majority of the board of directors or, in limited circumstances, by the board upon shareholder requisition;
•	an advance notice requirement for shareholder proposals and nominations to be brought before an annual general meeting;
•	provisions relating to the multiple classes and three-year terms of our directors, the manner of election of directors, removal of directors and the appointment of directors as an addition to the existing board or to fill a vacancy;
•	the authority of our board of directors to issue preferred shares with such terms as our board of directors may determine; and
•	a requirement of approval of not less than 66 2/3% of the votes cast by shareholders entitled to vote thereon in order to amend any provisions of our memorandum and articles of association.
Trading in our stock over the last twelve months has been limited, so investors may not be able to sell as much stock as they want at prevailing prices.
The average daily trading volume in our ordinary shares for the twelve months ended January 12, 2016 was approximately 19,032 shares. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices. Moreover, the market price for our ordinary shares may be made more volatile because of the relatively low volume of trading in our ordinary shares. When trading volume is low, significant price movement can be caused by the trading of a relatively small number of shares. Volatility in our ordinary shares could cause shareholders to incur substantial losses.
We do not anticipate declaring any cash dividends on our ordinary shares.
We have never declared or paid cash dividends on our ordinary shares and do not plan to pay any cash dividends in the near future. If we do not pay dividends, our stock may be less valuable to you because a return on your investment will only occur if our stock price appreciates.
If the selling shareholders immediately sell our ordinary shares received in the Acquisition, they could cause our ordinary share price to decline.
Once the registration statement, of which this prospectus is a part, is declared effective, all of the ordinary shares issued to the former stockholders of Altura at the closing of the Acquisition will be available for resale in the public market, except for ordinary shares subject to the Lock-Up Agreement, dated as of July 30, 2015, with former Altura preferred stockholders, or the Participating Stockholders, which we refer to as the Lock-Up Agreement.
As a condition to the closing of the Acquisition, former Altura preferred stockholders entered into the Lock-Up Agreement, dated as of July 30, 2015, with us pursuant to which they will not, without our prior approval, sell, transfer or otherwise dispose of any of our ordinary shares received at the closing of the Acquisition, which are not in escrow, during the period commencing on the closing date of the Acquisition and ending 180 days after the closing date of the Acquisition, subject to certain exceptions. Additionally, as a condition of the Lock-Up Agreement, some of the 575,000 shares which are held in escrow cannot and will not, without our prior approval, be sold, transferred or otherwise disposed of during the escrow period. After the expiration of these lock-up periods, and for so long as each Participating Stockholder beneficially owns greater than a specified percentage of our issued and outstanding ordinary shares, that Participating Stockholder will not, during any calendar month, sell an aggregate number of our ordinary shares acquired in connection with the Acquisition in excess of 300% of the average daily trading volume of our ordinary shares on the NASDAQ Global Market during the preceding calendar month, subject to certain exceptions. The Lock-Up Agreement is terminable in certain circumstances.
If the former Altura stockholders sell significant amounts of our ordinary shares following the effectiveness of the registration statement of which this prospectus is a part, or if the Participating Stockholders sell significant amounts of our ordinary shares following the expiration of the lock-up period subject to the provisions of the Lock-Up Agreement, the market price of our ordinary shares could decline. These sales may also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate to raise funds through future offerings of our ordinary shares.
PRICE RANGE OF OUR ORDINARY SHARES
Our ordinary shares have been listed on the NASDAQ Global Market under the symbol “EVAR” since April 25, 2014. From December 13, 2005 through April 30, 2014 our ordinary shares were listed on the Alternative Investment Market, or AIM, a market operated by London Stock Exchange plc, under the symbol “LMT”.
The following table sets forth, for the periods indicated, the high and low sales prices (in U.S. $) for our ordinary shares from April 25, 2014 to date, on the NASDAQ Global Market.

Yearly Highs and Lows for the Year Ending December31,	High	Low
2014	11.34	5.00

Quarterly Highs and Lows
2015
First Quarter	6.50	3.55
Second Quarter	5.88	3.80
Third Quarter	4.60	3.26
Fourth Quarter	3.96	1.25

2014
Second Quarter	11.34	6.44
Third Quarter	7.78	5.31
Fourth Quarter	7.70	5.00

Recent Six Month Highs and Lows
July 2015	4.60	3.26
August2015	4.15	3.40
September 2015	4.20	3.36
October 2015	3.96	3.20
November 2015	3.35	1.35
December 2015	1.67	1.25

On January 12, 2016, the closing price of our ordinary shares on the NASDAQ Global Market was $0.76.
USE OF PROCEEDS
All proceeds from the sale of our ordinary shares offered pursuant to this prospectus will belong to the selling shareholders who offer and sell their shares of our ordinary shares. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.

CAPITALIZATION AND INDEBTEDNESS
The following table sets forth our capitalization as of September 30, 2015 on an actual basis. This table should be read with our consolidated financial statements and the related notes.

AS OF September 30, 2015
($ in thousands)
Current borrowings	1,497
Non-current borrowings	17,092

Equity
Called up share capital	199
Share premium account	63,853
Other reserves (incl. translation)	207,243
Accumulated loss	(217,020)

Total equity	54,275

Total capitalization	72,864

AS OF September 30, 2015
($ in thousands)
Amended and Restated Secured Loan and Security Agreement	15,900
Additional Borrowings	2,689

Total Indebtedness	18,589

SELLING SHAREHOLDERS
We are registering for resale an aggregate of 3,700,000 of our ordinary shares to be sold by the selling shareholders set forth herein. Such shares include 575,000 ordinary shares being held in escrow.
Once the registration statement, of which this prospectus is a part, is declared effective, all of the ordinary shares issued to the former stockholders of Altura at the closing of the Acquisition will be available for resale in the public market, except for ordinary shares subject to the Lock-Up Agreement, dated as of July 30, 2015, with former Altura preferred stockholders, or the Participating Stockholders, which we refer to as the Lock-Up Agreement.
As a condition to the closing of the Acquisition, former Altura preferred stockholders entered into the Lock-Up Agreement, dated July 30, 2015, with us pursuant to which they will not, without our prior approval, sell, transfer or otherwise dispose of any of our ordinary shares received at the closing of the acquisition, which are not in escrow, during the period commencing on the closing date of the Acquisition and ending 180 days after the closing date of the Acquisition, subject to certain exceptions. Additionally, as a condition of the Lock-Up Agreement, some of the 575,000 shares which are held in escrow cannot and will not, without our prior approval, be sold, transferred or otherwise disposed of during the escrow period. After the expiration of this lock-up period, and for so long as each Participating Stockholder beneficially owns greater than a specified percentage of our issued and outstanding ordinary shares, that Participating Stockholder will not, during any calendar month, sell an aggregate number of our ordinary shares acquired in connection with the Acquisition in excess of 300% of the average daily trading volume of our ordinary shares on the NASDAQ Global Market during the preceding calendar month, subject to certain exceptions. The Lock-Up Agreement is terminable in certain circumstances.
Upon the closing of the Acquisition, the Participating Stockholders entered into the Lock-Up Agreement, pursuant to which each Participating Stockholder agreed that it will not sell, transfer or otherwise dispose of our ordinary shares issued to them at the closing of the Acquisition for a period of 180 days after the closing of the

Acquisition, subject to certain exceptions. Additionally, as a condition of the Lock-Up Agreement, some of the 575,000 shares which are held in escrow cannot and will not, without our prior approval, be sold, transferred or otherwise disposed of during the escrow period. After the expiration of the lock-up period, and for so long as such Participating Stockholder beneficially owns greater than a specified percentage of our issued and outstanding ordinary shares, that Participating Stockholder will not during any calendar month sell an aggregate number of our ordinary shares acquired by that Participating Stockholder in connection with the Acquisition in excess of 300% of the average daily trading volume of our ordinary shares on the NASDAQ Global Market during the preceding calendar month, subject to certain exceptions. The Lock-Up Agreement is terminable in certain circumstances.
The following table sets forth: (i) the name of each selling shareholder for whom we are registering the resale of shares under this registration statement; (ii) the number of our ordinary shares owned by such selling shareholder prior to this offering; (iv) the number of our ordinary shares being offered pursuant to this prospectus; and (v) the number of shares, and (if one percent or more) the percentage of the total outstanding shares, of our ordinary shares owned by such selling shareholder after this offering. The percentage of outstanding ordinary shares owned upon completion of the offering is calculated based on 19,885,964, or our ordinary shares outstanding at September 30, 2015. The registration of our ordinary shares for resale pursuant to this registration statement does not necessarily mean that the selling shareholders will sell all or any of such of our ordinary shares offered by this prospectus.
Ordinary Shares Owned Prior to the Offering	Ordinary Shares Being Offered Pursuant to this Prospectus	Ordinary Shares Owned Upon Completion of the Offering (2)	Percentage of Ordinary Shares Owned Upon Completion of the Offering (2)
Advanced Technology Ventures VIII, L.P.	895,770	-	0.00%
New Leaf Ventures II. L.P.	1,072,630	-	0.00%
SV Life Sciences Fund IV, L.P.	1,240,610	-	0.00%
Gerald R. Martin	170,940	-	0.00%
Other participating shareholders with less than 5% interest	320,050	-	0.00%

Selling Shareholder (1)	Ordinary Shares Owned Prior to the Offering	Ordinary Shares Being Offered Pursuant to this Prospectus	Ordinary Shares Owned Upon Completion of the Offering (2)	Percentage of Ordinary Shares Owned Upon Completion of the Offering (2)
Advanced Technology Ventures VIII, L.P.	895,770	895,770	-	0.	00%
New Leaf Ventures II. L.P.	1,072,630	1,072,630	-	0.	00%
SV Life Sciences Fund IV, L.P.	1,240,610	1,240,610	-	0.	00%
Gerald R. Martin	170,940	170,940	-	0.	00%
Other participating shareholders with less than 5% interest	320,050	320,050	-	0.	00%

*	Less than one percent.
(1)
The term “selling shareholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2)	Assumes the sale by the selling shareholders of all of the shares of ordinary shares available for resale under this prospectus.

PLAN OF DISTRIBUTION
We are registering the shares offered by this prospectus on behalf of the selling shareholders. The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling shareholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b) (3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling shareholders under this prospectus.
The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
In connection with the sale of our ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.
The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that Rule.

The selling shareholders might be, and any broker-dealers that act in connection with the sale of securities will be, deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals will be deemed to be underwriting discounts or commissions under the Securities Act.
To the extent required, the ordinary shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
We have agreed with the selling shareholders to keep the registration statement that includes this prospectus effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement that contains this prospectus and (2) the date on which the shares may be sold without registration or restriction under the Securities Act.
 DESCRIPTION OF SECURITIES TO BE REGISTERED
The class of securities offered under this prospectus is our ordinary shares, which has been registered pursuant to Section 12 of the Exchange Act.
LEGAL MATTERS
The validity of the ordinary shares offered by this prospectus and legal matters as to Cayman Island laws will be passed upon by Conyers Dill & Pearman, Grand Cayman, Cayman Islands. Barnes & Thornburg LLP, Minneapolis, Minnesota, is acting as our counsel in connection with United States securities laws.
EXPERTS
The financial statements of Lombard Medical, Inc. incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2014 have been so incorporated in reliance on the report, which contains an explanatory paragraph relating the Company’s liquidity position, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Altura Medical, Inc. incorporated in this prospectus by reference to the Report of Foreign Issuer on Form 6-K for the year ended December 31, 2014 have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to Altura Medical Inc.’s liquidity position, of Moss Adams LLP, an independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form F-3 that we filed on January 13, 2016 with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.
We are subject to the periodic and other informational requirements of the Exchange Act and in accordance therewith file annual reports and other information with the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s website is http://www.sec.gov. We maintain a website at www.lombardmedical.com. Information contained in or accessible through our website does not constitute part of this prospectus.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of ordinary shares covered by this prospectus is completed, except for information furnished in any Form 6-K not listed below, and any exhibits relating to such information, which is neither deemed filed nor incorporated by reference herein:
•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2014 as filed with the SEC on April 30, 2015;
•	our Reports of Foreign Private Issuer on Form 6-K, as filed with the SEC on January 12, 2016;
•	the description of our ordinary shares contained in our Registration Statement on Form F-1/A, filed with the SEC on April 23, 2014, including any subsequent amendment or report filed for the purpose of updating such description.
All documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 6-K shall not be incorporated by reference into this Registration Statement.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Copies of these documents are not required to be filed with this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.
Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Lombard Medical, Inc.6440 Oak Canyon Road
Suite 260
Irvine, CA 92618
(949) 379-3750

[Attention: Investor Relations]

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.
ENFORCEABILITY OF CIVIL LIABILITIES
We are registered under the laws of the Cayman Islands as an exempted company with limited liability. A substantial portion of our assets are located outside of the United States. In addition, many of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.
In addition, uncertainty exists as to whether the courts of the Cayman Islands would:
•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or
•	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
Conyers Dill & Pearman, our counsel as to Cayman Islands law, has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, will ordinarily be recognized and enforced in the courts of the Cayman Islands without re-examination of the merits, at common law.

 LOMBARD MEDICAL, INC.

3,700,000 Ordinary Shares
____________________________

PROSPECTUS
____________________________

You should rely only on the information incorporated by reference or provided in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.
January 13, 2016

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers.
We have customary directors’ and officers’ indemnity insurance in place for our directors and executive officers.
We have entered into indemnification agreements with each of our directors and some of our executive officers. The indemnification agreements provide the directors and executive officers with contractual rights to indemnification, expense advancement and reimbursement. However, in accordance with Cayman Islands law, indemnity will be provided in relation to any liability attached to the director or executive officer in connection with any negligence, default, breach of duty or breach of trust in relation to us, other than in the case of fraud or dishonesty, although we may provide and maintain insurance for such director or executive officer against any such liability.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that our board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such directors’ or officers’ fraud or dishonesty.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.
Our amended and restated memorandum and articles of association provides:
“143. (1) The Directors, Secretary and other officers for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and everyone of them, and everyone of their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.
(2) Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director.”

I

Item 16. Exhibits
The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement

Item 10. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
 (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a) (3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a) (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.
II

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
III

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 12, 2016.
LOMBARD MEDICAL, INC.

By:	William J. Kullback
Title:	Chief Financial Officer

POWER OF ATTORNEY
We, the undersigned directors and officers of Lombard Medical, Inc., do hereby constitute and appoint Simon Hubbert and William J. Kullback, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Simon Hubbert	Principal Executive Officer and Director	January 12, 2016
Simon Hubbert

/s/ William J. Kullback	Principal Financial and Accounting Officer	January 12, 2016
William J. Kullback

/s/ Raymond Cohen	Director	January 12, 2016
Raymond Cohen

/s/ Michael H. Carrel	Director	January 12, 2016
Michael H. Carrel

/s/ Timothy Haines	Director	January 12, 2016
Timothy Haines

/s/ David Milne	Director	January 12, 2016
David Milne

/s/ Simon Neathercoat	Director	January 12, 2016
Simon Neathercoat

/s/ Craig Rennie	Director	January 12, 2016
Craig Rennie

/s/ John Rush	Director	January 12, 2016
John Rush

/s/ William J. Kullback	Authorized Representative in the United States	January 12, 2016
William J. Kullback

EXHIBIT INDEX

Exhibit Number	Description

2.1
Agreement and Plan of Merger, dated as of July 30, 2015, by and among Lombard Medical, Inc., Delta Merger Sub, Inc., Altura Medical, Inc., certain stockholders of Altura Medical, Inc. and Shareholder Representative Services LLC, as Stockholders’ Representative.

4.1
Loan Agreement between Lombard Medical Technologies plc and Medico’s Hirata Inc. (incorporated by reference to Exhibit 4.1 of the Company’s registration statement on form F-1 (file no. 333-194461) filed with the Securities and Exchange Commission).

4.2	Consent and First Amendment to Loan Agreement, dated as of July 30, 2015, by and among Oxford Finance LLC, the lenders party thereto, Lombard Medical Technologies, Inc. and Altura Medical, Inc.

4.3	Loan and Security Agreement, dated as of April 24, 2015, by and among Oxford Finance LLC, the lenders party thereto and Lombard Medical Technologies, Inc.

4.4	Form of Amended and Restated Secured Promissory Note 1 (Term A Loan) between Lombard Medical Technologies, Inc. and Oxford Finance LLC.

4.5	Form of Secured Promissory Note 1 (Term A Loan) between Lombard Medical Technologies, Inc. and Oxford Finance LLC.

4.6	Pledge Agreement, dated as of July 30, 2015, between Lombard Medical, Inc. and Oxford Finance LLC.

4.7	Pledge Agreement, dated as of April 24, 2015, between Lombard Medical Technologies Limited and Oxford Finance LLC.

4.8
Consent and Amendment Deed relating to a Guarantee and Indemnity, dated July 30, 2015, among Lombard Medical, Inc., Lombard Medical Technologies Limited, Lombard Medical Limited and Oxford Finance LLC.

4.9	Guarantee and Indemnity, dated as of April 24, 2015, between Lombard Medical, Inc., Lombard Medical Technologies Limited, Lombard Medical Limited and Oxford Finance LLC.

4.10	Debenture, dated as of April 24, 2015, among Lombard Medical Technologies Limited, Lombard Medical Limited and Oxford Finance LLC.

4.11	Debenture, dated as of April 24, 2015, between Lombard Medical, Inc. and Oxford Finance LLC.

4.12	Charge Over Shares, dated as of April 24, 2015, between Lombard Medical, Inc. and Oxford Finance LLC.

4.13	Form of Warrant to Purchase Shares between Lombard Medical, Inc. and Oxford Finance LLC.

5.1	Opinion of Conyers Dill & Pearman

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

23.3	Consent of Moss Adams LLP

24.1	Power of Attorney (included on signature page).